EXHIBIT 23.2

BLOOM & CO., LLP.
50 CLINTON STREET, SUITE 502
HEMPSTEAD, NY 11550
TEL 516 486-5900
FAX 516 486-5476

INDEPENDENT ACCOUNTANT'S CONSENT

The Board of Directors

Bovie Medical Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2003 Key Services Stock Option Plan of Bovie Medical Corporation, as amended of our report dated March 12, 2007, relating to the consolidated balance sheets of Bovie Medical Corporation as of December 31, 2005 and December 31, 2006, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the years then ended, which report appears in the December 31, 2006 Annual Report on Form 10-KSB of Bovie Medical Corporation, as amended.

Bloom & Co. LLP.
Hempstead, New York
November 21, 2007